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ENVIRONMENTAL TECTONICS CORPORATION

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ENVIRONMENTAL TECTONICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 27, 2010

TO THE SHAREHOLDERS OF ENVIRONMENTAL TECTONICS CORPORATION:

The Annual Meeting of the Shareholders of Environmental Tectonics Corporation (“ETC” or the “Company”) will be held at the executive offices of the Company, 125 James Way, County Line Industrial Park, Southampton, Pennsylvania on Friday, September 24, 2010, at 10:00 a.m. for the following purposes:

I. To elect six Directors to serve on the Board of Directors until their successors have been elected and qualified.

II. To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on August 12, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN ORDER THAT YOUR SHARES MAY BE VOTED. TO SIMPLIFY THIS PROCESS, YOUR VOTE MAY BE CAST BY MAIL. YOUR FAILURE TO VOTE MAY RESULT IN A “NO” VOTE UNDER CERTAIN CIRCUMSTANCES, REGARDLESS OF WHETHER YOU ARE ACTUALLY IN FAVOR OF A SPECIFIC PROPOSAL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

Notice of Internet Availability of Proxy Materials:  This notice of Annual Meeting, the accompanying proxy statement and proxy card are available on our website at http://www.etcusa.com.

By Order of the Board of Directors

JAMES D. CASHEL, Secretary
August 27, 2010

ENVIRONMENTAL TECTONICS CORPORATION
125 James Way
County Line Industrial Park
Southampton, Pennsylvania 18966

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

August 27, 2010

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Environmental Tectonics Corporation, a Pennsylvania Corporation (“ETC” or the “Company”) of proxies for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Friday, September 24, 2010, at our executive offices at 125 James Way, County Line Industrial Park, Southampton, Pennsylvania 18966 and at any postponement or adjournment thereof. This proxy statement and accompanying form of proxy are being provided to shareholders on or about August 27, 2010, along with our 2010 Annual Report. In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by Directors, officers and employees of ETC who will not be specially compensated for such solicitation activities. The expense of soliciting proxies will be borne by the Company. ETC will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and ETC may reimburse them for their reasonable expenses incurred in forwarding materials.

Voting and Revocation of Proxies

When a proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions marked thereon.

Signed proxies not marked to the contrary will be voted “FOR” the election of the Board of Directors’ nominees. The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the Annual Meeting.

Signed proxies will be voted “FOR” or “AGAINST” any other matter that properly comes before the Annual Meeting or any postponement or adjournment thereof, in the discretion of the persons named as proxy holders. Any such proxy may be revoked at any time before its exercise by (i) executing and delivering a later dated proxy to the Secretary of the Company, (ii) giving written notice of revocation to the Secretary of the Company, or (iii) voting in person at the Annual Meeting. Our mailing address is 125 James Way, County Line Industrial Park, Southampton, Pennsylvania 18966.

Quorum and Voting Requirements

Each share of common stock outstanding is entitled to one vote on the matters on which shares of common stock are entitled to vote, except as noted below. Except as expressly noted below, all holders of common stock of ETC are entitled to vote on all matters listed in the Annual Meeting notice.

H.F. Lenfest (“Lenfest”) directly holds 2,198,740 shares of ETC common stock. He also holds 22,241 shares of Series E Preferred Stock which is convertible to 11,120,500 shares of common stock, 155 shares of Series D Preferred Stock which is convertible to 148,601 shares of common stock, and 700,000 common stock warrants which are convertible to 594,335 shares of common stock. Under the respective terms of the Series E and Series D Preferred Stock, Lenfest is entitled to vote all of his equivalent common shares on an as-converted basis. Lenfest is not entitled to vote the shares of common stock underlying the common stock warrants.

As of the record date for the Annual Meeting, there were 9,090,635 shares of ETC common stock outstanding. In addition, as described above, Lenfest holds Series E Preferred Stock and Series D Preferred Stock that are convertible into 11,269,101 shares of ETC common stock. Thus, a total of 20,359,736 shares will be eligible to vote at the Annual Meeting.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker which has not received instructions from its customers and which has so notified the Company on a proxy form in accordance with industry practice or otherwise advised the Company that it lacks voting authority. Uninstructed shares with respect to any matter are not considered to be present for quorum purposes on that matter. As used herein, “broker non-votes” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if they had received their customers’ instructions. Although there are no controlling precedents under Pennsylvania law regarding the treatment of broker non-votes, the Company intends to apply the principles set forth herein.

Proposal I (Election of Directors):  On this matter, the quorum for the Annual Meeting is the presence of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast in the election. Directors are elected by a plurality and the six nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement and proxy card?

Our Board of Directors is soliciting your proxy for our Annual Meeting of Shareholders scheduled to take place at 10:00 a.m. on Friday, September 24, 2010 at the executive offices of the Company, 125 James Way, County Line Industrial Park, Southampton, Pennsylvania. You are receiving a proxy statement and proxy card because our records indicate that you own shares of our common stock. This proxy statement describes the matters on which we would like you, as a shareholder, to vote. It also gives you information on these matters so that you can make an informed decision.

What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our Annual Report for the fiscal year ended February 26, 2010 is also enclosed.

Who may vote at the Annual Meeting?

Common stock is the only class of stock that is entitled to vote at the Annual Meeting. Holders of ETC’s common stock and holders of other classes of stock which are entitled to vote on a common stock equivalent basis may vote their shares at the Annual Meeting. Other than shareholders who hold common stock, Lenfest is the only shareholder who can vote equivalent common shares. As noted above, Lenfest holds common stock and he also holds 22,241 shares of Series E Preferred Stock which is convertible to 11,120,500 shares of common stock and 155 shares of Series D Preferred Stock which is convertible to 148,601 shares of common stock. Under the respective terms of the Series E and Series D Preferred Stock, Lenfest is entitled to vote all of his equivalent common shares under the Series D Preferred Stock and the Series E Preferred Stock on an as-converted basis.

What are the voting rights of ETC shareholders?

Each shareholder is entitled to one vote per common share on all matters.

What proposals will be voted on at the Annual Meeting?

You are voting on the following matters at the Annual Meeting:

I. To elect six Directors to serve on the Board of Directors until their successors have been elected and qualified.

II. To transact such other business as may properly come before the Annual Meeting

What happens if additional proposals are presented at the Annual Meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Duane D. Deaner, our Chief Financial Officer, and James D. Cashel, our General Counsel, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for Director, the persons named as proxy holders will vote your shares for such other candidate or candidates as may be nominated by the Board of Directors.

What is ETC’s voting recommendation?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees set forth in Proposal I in this proxy statement.

How many votes must be present to vote on the Proposals?

In order to vote on a Proposal, a certain number of shares of ETC common stock eligible to vote on the record date must be present at the Annual Meeting. The presence of such number of shares is called a quorum. For Proposal I, the quorum for the Annual Meeting is the presence of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast in the election. Your shares are counted as present at the Annual Meeting if you attend and vote in person or if you properly return a proxy card.

What vote is required to elect Directors?

The Board of Directors are elected by a plurality of votes which means that the six Directors receiving the highest number of votes will serve as members of the Board of Directors until their successors have been elected and qualified.

How do I vote?

You may vote your shares of common stock on matters that are properly presented at the Annual Meeting by any of the following methods:

•	By completing the accompanying form of proxy and returning it in the envelope provided; or

•	By attending the Annual Meeting and casting your vote in person.

Can the proxy materials be accessed electronically?

The proxy statement for the Annual Meeting is available at www.etcusa.com. Additionally, ETC has sent the proxy materials for the Annual Meeting to shareholders on or about August 27, 2010 by first-class U.S. mail.

How do I vote if my shares of common stock are held in “street name”?

If you hold your shares of ETC common stock in “street name” with a broker, financial institution or another holder of record, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your shares of common stock. As a beneficial owner of ETC common stock, you have the right to direct the record holder on how to vote the shares held on your behalf. If you hold your shares of common stock in “street name,” your record holder, or nominee, may be participating in a program that allows you to submit a proxy by telephone or via Internet. If so, the voting form your nominee sent you will provide instructions for submitting your proxy telephonically or electronically via the Internet.

If you hold your shares of common stock in “street name” and wish to attend the Annual Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other holder of record authorizing you to vote on behalf of such record holder. The account statement or letter must show that you were the direct or indirect beneficial owner of shares of ETC common stock as of the close of business on August 12, 2010, the record date for voting at the Annual Meeting.

How do I change or revoke my proxy representing my shares of common stock?

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Unless revoked, the shares of common stock represented by a submitted proxy will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before it is actually voted or exercised at the Annual Meeting by executing and delivering a later dated proxy, by giving notice of revocation to the Secretary of ETC in writing, or by attending the Annual Meeting and giving notice of revocation in person. Any shareholder who attends the Annual Meeting and revokes his or her proxy may vote in person. However, your attendance at the Annual Meeting alone will not revoke your proxy. The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you hold your common stock in “street name” and instructed your broker, financial institution or other record holder to vote your shares and you would like to revoke or change your vote, then you must follow the instructions provided by your record holder.

How do I vote in person?

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on the record date for determining which of our shareholders are entitled to notice of, and to vote at, the Annual Meeting, in order to vote at the Annual Meeting. In addition, if you want to vote your shares that are held in street name, you must obtain a “legal proxy” from the holder of record and present it at the Annual Meeting.

Who will count the votes?

A representative of American Stock Transfer will serve as the Judge of Election and tabulate the votes.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. An individual shareholder’s vote will not be disclosed either within the Company or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by our Board of Directors.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. We will announce the final voting results in a Current Report on Form 8-K that the Company will file with the United States Securities and Exchange Commission when the results are available. The SEC’s website may be accessed at www.sec.gov.

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company will bear the cost of soliciting votes for the Annual Meeting.

Where can I find more information?

We file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission. You may access the SEC’s website at www.sec.gov.

Who can answer my questions about the Annual Meeting?

If you have additional questions about the Annual Meeting, you should contact:

Environmental Tectonics Corporation
125 James Way
County Line Industrial Park
Southampton, Pennsylvania 18966
Attention: James D. Cashel, General Counsel and Corporate Secretary
Phone Number: (215) 355-9100

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 19, 2010, the number of shares and percentage of our common stock owned beneficially by each Director, each nominee for Director and each executive officer named in the Summary Compensation Table, and each person holding, to our knowledge, more than 5% of our outstanding common stock (1). The table also sets forth the holdings of all directors and executive officers as a group.

	Number of shares		Percentage

William F. Mitchell(2)	1,294,924	(3)	14.2%
c/o Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966
George K. Anderson, M.D.(4)	51,250	(5)	1.0%
8 Little Harbor Way
Annapolis, MD 21403
H.F. Lenfest(4)	14,062,176	(6)	67.1%
c/o The Lenfest Group
Fire Tower Bridge-Suite 460
300 Barr Harbor Drive
West Conshohocken, PA 19428
Stephen F. Ryan(4)	8,531		*
c/o Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966
George A. Sawyer(4)	3,531		*
404 North Union Street
Alexandria, VA 22314
Winston E. Scott(4)	—		*
c/o Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966
T. Todd Martin, III(7)	999,592	(7)	11.0%
50 Midtown Park East
Mobile, AL 36606
Duane D. Deaner(8)	10,501	(9)	*
c/o Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966
James D. Cashel(10)	—		*
c/o Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966
All Directors, Nominees for Director and Executive Officers as a group (8 persons)	15,430,913		73.4	% (11)

*	less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The “Percent of Common Stock” is based on a denominator for the applicable Beneficial Owner equal to the sum of: (i) 9,090,635 shares of common stock outstanding, (ii) the shares of common stock, which may be acquired by such Beneficial Owner upon the exercise of options owned by such Beneficial Owner, and (iii) the shares of common stock beneficially owned by Lenfest set forth in footnote 6 below.

(2)	Chairman of the Board, President, Chief Executive Officer and Director of the Company.

(3)	Includes 45,200 shares of common stock held by Mr. Mitchell’s wife.

(4)	Director of the Company.

(5)	Includes 50,000 shares of common stock which may be acquired upon the exercise of options that are presently exercisable.

(6)	Includes 11,120,500 shares of common stock issuable upon conversion of 22,241 shares of Series E Preferred Stock, 148,601 shares of common stock issuable upon conversion of 155 shares of Series D Preferred Stock and 594,335 shares of common stock issuable upon conversion of 700,000 common stock warrants.

(7)	Includes 938,692 shares of common stock owned by Advanced Technology Asset Management, LLC, a limited liability company of which T. Todd Martin, III is manager. Also includes 26,900 shares owned by Allied Williams Co, Inc., a corporation of which Mr. Martin is an officer and director, 17,000 shares owned by Equity Management, LLC, a limited liability company of which Mr. Martin is manager, 7,000 shares owned by trusts of which Mr. Martin is trustee, and 10,000 shares owned by Perdido Investors, LLC, of which Mr. Martin is the manager.

(8)	Chief Financial Officer of the Company.

(9)	Includes 10,501 shares of common stock which may be acquired upon the exercise of options granted under our Incentive Stock Option Plan that are presently exercisable.

(10)	General Counsel and Corporate Secretary of the Company.

(11)	Includes 50,000 shares of common stock which may be acquired by members of the Board of Directors upon the exercise of options that are presently exercisable. Additionally, includes 11,120,500 shares of common stock issuable upon conversion of 22,241 shares of Series E Preferred Stock, 148,601 shares of common stock issuable upon conversion of 155 shares of Series D Preferred Stock and 594,335 shares of common stock issuable upon conversion of 700,000 common stock warrants. Also includes 10,501 shares of common stock which may be acquired by Duane D. Deaner upon the exercise of options granted under our Incentive Stock Option Plan that are presently exercisable.

PROPOSAL I — ELECTION OF DIRECTORS

General

Our Bylaws provide that the Board of Directors will consist of not less than five or more than thirteen Directors. Within the foregoing limits, the Board of Directors may, from time to time, fix the number of Directors. The Board of Directors has fixed the number of Directors at six Directors.

Vacancies in the Board of Directors occurring by reason of death, resignation or otherwise of a Director may be filled for the unexpired term by a majority vote of the remaining Directors of the Board of Directors although less than a quorum. Newly created directorships resulting from an increase in the authorized number of Directors by action of the Board of Directors may be filled by a majority vote of the Directors serving at the time of such increase. Each Director so elected to fill a vacancy or a newly created Directorship shall hold office until such Director’s successor is elected by the shareholders at the next annual or special meeting of shareholders or until the earlier death, resignation, removal or disqualification of each such Director.

At the Annual Meeting, six Directors will be elected to serve for a one-year term and until their successors are elected and qualified. Messrs. Mitchell, Lenfest, Ryan, Sawyer, Scott and Dr. Anderson are Directors seeking re-election.

The Nominating and Governance Committee of the Board of Directors has unanimously nominated George K. Anderson, M.D., H. F. Lenfest, William F. Mitchell, Stephen F. Ryan, George A. Sawyer and Winston E. Scott for election as Directors of the Company. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. The Company has no present reason to believe that any of the nominees will be unable to serve as a Director, if elected.

The six nominees who receive the highest number of votes cast at the Annual Meeting will be elected as Directors. Shares represented by properly executed proxies will be voted for the nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxy holders to vote for the election of Directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. Shareholders cannot cumulate their votes for the election of Directors. No proxy may be voted for a greater number of persons than the number of nominees named.

Nominees for Election as Director

The Board of Directors unanimously recommends that the holders of our voting securities vote for the election of the following nominees:

		Served as Director
Name	Age	or Officer Since(1)	Current Positions and Offices

William F. Mitchell(2)	68	1969	Chairman of the Board of Directors, Chief Executive Officer, President and Director
George K. Anderson, M.D.(3)	64	2003	Director
H. F. Lenfest(4)	80	2003	Director
Stephen F. Ryan(5)	74	2009	Director
George A. Sawyer(6)	78	2009	Director
Winston E. Scott(7)	60	2010	Director

(1)	Directors are elected for one-year terms.

(2)	Mr. Mitchell has been our Chairman of the Board of Directors, President and Chief Executive Officer since 1969, except for the period from January 24, 1986 through January 24, 1987, when he was engaged principally in soliciting sales for our products in the overseas markets. Mr. Mitchell received a Bachelor of Science degree in physics from Drexel University and has completed graduate work in mechanical and electrical engineering. He is a member of the ASME and Drexel University engineering advisory boards. Additionally, he is a member of the Society of Automotive/Aerospace Engineering, the International Society of Pharmaceutical Engineering, the Undersea and Hyperbaric Medical Society, the Aerospace Medical Association, the American Society of Mechanical Engineering and the Institute of Environmental Sciences.

(3)	Dr. Anderson is an experienced physician executive. He served in the U.S. Air Force as a flight surgeon, aerospace medicine staff officer, and commander of several medical organizations in Korea, Germany, and United States. He retired from active duty in the grade of Major General. Following his thirty years of military service, he transitioned to executive positions in the private sector. He served as Chief Executive Officer of the Koop Foundation from 1997 to 1998 and as Chief Executive Officer at Oceania, Inc., a medical software company, from 1999 to 2001. A period of practice as an independent medical technology consultant was followed by his current role as Executive Director of the Association of Military Surgeons of the United States (AMSUS). AMSUS, the nonprofit Society of the Federal Health agencies, operates from a headquarters located in Bethesda, Maryland.

(4)	Mr. Lenfest practiced law with Davis Polk & Wardwell before joining Triangle Publications, Inc., in Philadelphia as Associate Counsel in 1965. In 1970, Mr. Lenfest was placed in charge of Triangle’s Communications Division, serving as Editorial Director and Publisher of Seventeen Magazine and President of the CATV Operations. In 1974, Mr. Lenfest, with the support of two investors, formed Lenfest Communications, Inc., which purchased Suburban Cable TV Company and Lebanon Valley Cable TV Company from Triangle with a total of 7,600 subscribers. In January 2000, Mr. Lenfest sold his cable television operations, which by then served 1.2 million subscribers, to Comcast Corporation. Mr. Lenfest is the owner of various other businesses and is active in many philanthropic activities including as Chair of the Board of Trustees of the Curtis Institute of Music, Chair of the Board of Directors of the American Revolution Center, and Chair of the Lenfest Foundation. Mr. Lenfest is a graduate of Washington and Lee University and Columbia Law School.

(5)	Mr. Ryan retired in 2001 from Selas Corporation of America (now known as IntriCon Corporation), a diversified international firm engaged in the design, development, engineering and manufacturing of industrial products, such as the furnace section of continuous annealing and galvanizing lines in steel production for automotive steel, glass production furnace lines, cable winch devices for below the chassis spare tire lift holder for the automotive industry, parts for hearing aid devices and thermisters for electric surge guards for computers and electronics. Mr. Ryan also serves as a Director of Bolt Technology Corporation, a public company which is traded on NASDAQ. Bolt is a manufacturer and seller of seismic airguns, cables, hydrophones and other devices engaged in the offshore oil and gas exploration market. Mr. Ryan received a Bachelor of Business Administration degree from Iona College, and an MBA degree from The University of Connecticut. He is a member of The New York State Society of Certified Public Accountants (NYSSCPA) and The American Institute of Certified Public Accountants (AICPA).

(6)	Mr. Sawyer is a founding partner of J.F. Lehman & Company and currently serves as Executive Advisor. From 1993 to 1995, he served as President and Chief Executive Officer of Sperry Marine, Inc. Prior thereto, Mr. Sawyer held a number of prominent positions in private industry and in the United States government, including serving as President of John J. McMullen Associates, President and Chief Operating Officer of TRE Corporation, Executive Vice President and Director of General Dynamics Corporation, Vice President of International Operations for Bechtel Corporation and Assistant Secretary of the Navy for Shipbuilding and Logistics. He graduated Phi Beta Kappa from Yale University and completed graduate studies in nuclear engineering at the Knolls Atomic Power Laboratories. He is also the co-inventor of the Consolidated Nuclear Steam Generator II and served in the U.S. Navy for 10 years as a nuclear submariner. Mr. Sawyer currently serves as a Director of OAO Technology Solutions, Atlantic Marine Holding Company and CHI Systems, Inc.

(7)	Mr. Scott is a retired U. S. Navy Captain and former NASA Astronaut and currently serves as Dean of the College of Aeronautics of the Florida Institute of Technology. His professional experience includes significant industry and academic positions as well as a 27-year career in the U. S. Navy. During his Navy career, Mr. Scott accumulated more than 5,000 hours of flight time in 20 different military and civilian aircraft and more than 200 shipboard landings. Mr. Scott was selected by NASA for their Astronaut program in March 1992. He served on two space shuttle missions, logging more than 24 days in space including three spacewalks totaling over 19 hours. Mr. Scott’s civilian experience includes serving as the Vice President for Student Affairs for Florida State University, an Associate Dean and Adjunct Instructor position at FSU College of Engineering, Executive Director of the Florida Space Authority, and as Vice President and Deputy General Manager of the engineering and science contract group for Jacobs Engineering in Houston, Texas. Mr. Scott holds a B.A. in Music from Florida State University, a M.S. in aeronautical engineering from the U.S. Naval Postgraduate School, and honorary doctorates from Florida Atlantic University and Michigan State University. Mr. Scott belongs to the American Institute of Aeronautics & Astronautics, Aircraft Owners and Pilots Association, Experimental Aircraft Association, and Bronze Eagles Association of Texas.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR DR. ANDERSON AND MESSRS. LENFEST, MITCHELL, RYAN, SAWYER AND SCOTT.

Information Concerning the Board of Directors, Board Committees and Corporate Governance

Our Board of Directors consists of six members, one of whom (Mr. Mitchell) is also a member of management. Each Board member brings a diverse combination of background, education and interests to the Board’s oversight responsibility. In evaluating a nominee for Board membership, the Nominating and Governance Committee considers a number of factors including education and background, relevant experience, industry affiliations, personal interests and diversity

We have structured our Board to address the diverse nature of our businesses. Mr. Mitchell has been instrumental in introducing new technologies since the Company’s inception and possesses detailed knowledge of the technology of each of our businesses. Dr. Anderson, a former flight crew member with the U.S. Air Force, is a medical doctor with extensive experience in hyperbaric medicine and the aeromedical impact of flight. He is a key supporter of our Authentic Tactical Fighter Systems and a subject matter expert for our hyperbaric monoplace business. Mr. Lenfest, an attorney, spent 25 years managing and growing a company, is an investor with a long term horizon, and appreciates the longer development and marketing cycle required to introduce new technologies to an industry. Mr. Ryan is a retired certified public accountant who also was the Chief Executive Officer (“CEO”) of a manufacturing company for 13 years with experience in long-term projects. He is cognizant of the financial aspects affecting the chief executive’s role particularly related to the management of long-term projects. Mr. Sawyer spent numerous years on both sides of procurement with the U.S. Navy and offers valuable insight to proposal review and the management of complex government contracts. Mr. Scott, a pilot and former astronaut, can assist the Company with respect to strategic planning for its NASTAR Center.

Our Board serves a specific role in risk oversight. Management reports to the full Board summarizing the important financial, operational, legal issues and risk factors facing the organization. Our Audit Committee is assigned responsibility for financial risk. Our Nominating and Governance Committee addresses compliance risk. And our Compensation Committee evaluates compensation philosophy and policy with particular focus on their effect on enterprise risk.

Mr. Mitchell serves the dual function as President, CEO and Chairman of the Board. We feel that this dual function is appropriate given the nature of our business. Our Company’s core strength is our ability to design, develop and integrate new technologies in our product lines. In our main market, pilot training systems, each new aircraft introduces a quantum leap forward in performance and application. To continue to successfully market our simulators, we must understand the important new features and be able to recreate their effects in a ground based training device. Mr. Mitchell has significant technical education, experience and training, and an in-depth working knowledge of the Company’s technology, and as a result he is able to educate the Board members on the applications of our technologies. As the chief spokesperson for our core technology, ATFS, he can provide valuable insight to the Board as to the evolution of and acceptance for this new and unique training method. ETC is a technology-driven Company and as such we feel the Board leader should possess this background.

While Dr. Anderson and Messrs. Ryan, Sawyer and Scott are independent directors, we do not have a lead independent director.

Executive Officers

In addition to William F. Mitchell, who is a Director, Chief Executive Officer and President of the Company, Duane D. Deaner and James D. Cashel serve as executive officers of the Company. Mr. Deaner has served as our Chief Financial Officer since January 1996. Mr. Deaner served as Vice President of Finance for Pennfield Precision Incorporated from September 1988 to December 1995. Mr. Deaner received an MBA in Finance from Temple University and a B.A. in Mathematics from Millersville University in Pennsylvania. Mr. Cashel joined the Company in 2008 as General Counsel and was appointed Corporate Secretary in July 2009. From 1996 through 2008, Mr. Cashel was in private law practice. From May 1998 through December 2008, Mr. Cashel practiced law at Montgomery, McCracken, Walker and Rhoads, LLP, having served as a partner from 2003 through 2008. Mr. Cashel, who is also a registered patent attorney, received a Bachelor of Science degree in Chemical Engineering from Drexel University in 1987, and from 1987 through 1994 he was employed in various engineering positions.

Director Compensation

Currently our directors who do not serve as officers are paid a fee of $5,000 (either in cash or equivalent value of common stock of the Company) per calendar quarter for attending four Board of Directors meetings, four Audit Committee meetings, and two each of Nominating/Governance and Compensation Committee meetings. For additional Board meetings, directors receive $1,000 per meeting. For additional committee meetings, directors receive either $1,500 for each in-person meeting or $250 for each teleconference meeting. Additionally, non-employee directors may be awarded options to purchase common stock of the Company. Pursuant to this plan, in November 2009, each of Mr. Anderson, Mr. Sawyer and Mr. Ryan, our independent directors, were awarded options to purchase 10,000 shares of common stock at an exercise price of $2.64 per share, which is equal to the closing trading price on the date of grant. Mr. Scott did not receive any options to purchase common stock upon his appointment to the Board of Directors.

The following table sets forth the compensation paid by the Company to each of its Directors for the fiscal year ended February 26, 2010.

FISCAL 2010 DIRECTOR COMPENSATION TABLE

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

William F. Mitchell(2)	—	—	$86,000	—	—	—	$86,000
George K. Anderson, M.D.(3)	$16,000	—	$26,000	—	—	—	$42,000
H. F. Lenfest(4)	$5,000	$4,000	—	—	—	—	$9,000
George A. Sawyer(5)	$10,000	—	$26,000	—	—	—	$36,000
Stephen F. Ryan(6)	$12,667	—	$26,000	—	—	—	$38,667

(1)	ETC used the closing price of its common stock on the date of grant as reported on the Over the Counter # Bulletin Board to compute the value of these awards.

(2)	Mr. Mitchell held options to purchase an aggregate of 33,000 shares of our common stock as of February 26, 2010.

(3)	Dr. Anderson held options to purchase an aggregate of 60,000 shares of our common stock as of February 26, 2010.

(4)	Mr. Lenfest did not hold any options to purchase shares of our common stock as of February 26, 2010.

(5)	Mr. Sawyer held options to purchase an aggregate of 10,000 shares of our common stock as of February 26, 2010.

(6)	Mr. Ryan held options to purchase an aggregate of 10,000 shares of our common stock as of February 26, 2010.

Committees of the Board of Directors

During the fiscal year ended February 26, 2010, the Board of Directors held four meetings. All members of the Board of Directors attended all of the Board meetings.

We have three standing Board Committees: Audit, Compensation and Nominating and Governance. Each committee has a charter which can be found on the Company’s website at www.etcusa.com. The members and chairpersons of each committee during fiscal 2010 are identified in the following table and each committee, its function and the numbers of meetings held by each committee during fiscal 2010 are described below.

Nominating and
Name of Director	Independent	Audit	Compensation	Governance

Stephen F. Ryan	Yes	Chair	X	X
Dr. George K. Anderson	Yes	X	X	Chair
George A. Sawyer	Yes	X	Chair	X
Number of Meetings Held in Fiscal Year		4	2	2

Mr. Ryan serves as the Audit Committee Chairman and has been designated as the Audit Committee Financial Expert as defined by Item 407(d) (5) of Regulation S-K of the Securities and Exchange Commission. Among other responsibilities, the Audit Committee meets (via face-to-face or via telephone) with the external auditors to review and make recommendations to management concerning (if appropriate) the quarterly and annual financial results and the reports on Forms 10-Q and 10-K. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent accountants in their preparation or issuance of an audit report or the performance of other audit and review services.

Mr. Ryan and Dr. Anderson also served on our Compensation Committee during fiscal year 2010, with Mr. Sawyer serving as Chairman. The Compensation Committee is charged with reviewing the compensation and incentive plans of officers and key personnel.

Messrs. Sawyer and Ryan and Dr. Anderson also served on our Nominating and Governance Committee during fiscal year 2010, with Dr. Anderson serving as Chairman. The Nominating and Governance Committee is

charged with finding and recommending new Board of Directors members and with ensuring our compliance with all regulatory governance requirements. The Nominating and Governance Committee works closely with the Company’s Chief Executive Officer to identify potential Directors with skills and business experience that align with the Company’s particular needs.

Communication with the Board of Directors

Interested parties should address all communications to the full Board of Directors or an individual Director to the attention of our Corporate Secretary. Our Corporate Secretary reviews all such communications to determine if they are related to specific products or services, are solicitations or otherwise relate to improper or irrelevant topics. All such improper communications receive a response in due course. Any communication directed to an individual Director relating solely to a matter involving such Director is forwarded to such Director. Any communication directed to an individual Director relating to a matter involving both such Director and ETC or the Board of Directors, as a whole, is forwarded to such Director and the Chairman of the Board of Directors. The balance of the communications are forwarded to the Chairman of the Board of Directors. Except for improper communications, all interested party communications to the Board of Directors or an individual Director received by the corporate Secretary are kept in confidence from management. These procedures were adopted unanimously by the independent Directors.

Director Independence.

Our stock is quoted on the OTCBB (Over-the-Counter Bulletin Board) inter-dealer quotation system, which does not have director independence requirements. The Company, however, according to the Company’s Bylaws and its Audit Committee Charter, requires that a minimum of three directors qualify as “independent directors,” which is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Ryan, Sawyer and Scott, and Dr. Anderson are our independent directors. Independent directors constitute a majority of our Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements for the fiscal year ended February 26, 2010 with management and Friedman LLP, the Company’s independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed the independent accountants’ independence with the independent accountants.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 26, 2010 filed with the Securities and Exchange Commission.

The Audit Committee also reviewed the fees paid to Friedman LLP during fiscal year 2010 and determined that the services provided by Friedman LLP are compatible with maintaining its independence.

THE AUDIT COMMITTEE

Stephen F. Ryan, Chairman
George K. Anderson, M.D.
George A. Sawyer

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Executive Compensation

ETC’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently composed of George A. Sawyer who serves as the Committee Chairman, Dr. George K. Anderson, and Stephen F. Ryan, each of whom is independent under the relevant rules of the Securities and Exchange Commission.

The Board of Directors adopted and approved a Compensation Committee Charter which sets forth the principles and policies followed by the Compensation Committee in connection with executive compensation. A copy of ETC’s Compensation Committee Charter is available on ETC’s corporate website (http:www.etcusa.com).

Stated broadly, we seek to provide competitive compensation for our executive officers that attracts and retains qualified executives, rewards individual and company achievement and aligns the financial interest of our executives with those of our stockholders. We use a combination of base salary, annual cash incentives, long-term equity incentives, perquisites and benefits programs to achieve these objectives. We emphasize performance-based incentive compensation programs for our executives, because we believe that these types of programs reward our executives when our financial and operational goals are achieved.

Compensation Philosophy and Objectives

The primary focus of our executive compensation program is to improve our performance in the short and long term. The executive compensation program is structured to link executive compensation to the overall performance of ETC to more closely align the interests of the executive management team with the interests of ETC’s shareholders. We seek to maximize the possibilities for enhancing shareholder value by closely aligning compensation for ETC’s executive officers with the profitability of ETC. It is considered essential to the success of ETC that its compensation policies enable ETC to attract, retain and satisfactorily reward executive officers who are contributing to the long-term growth and success of ETC.

Primary Components of Executive Compensation

The primary components of ETC’s executive compensation program consist of base salary, annual cash bonus incentive opportunities and long-term incentive opportunities in the form of options to acquire common stock.

Base Salary

We set base salaries for our executive officers based upon their respective positions and corresponding responsibilities and authorities. Executive salaries are reviewed on an annual basis consistent with our fiscal reporting period. We compare our base salaries to market benchmarks for each particular position.

The Compensation Committee specifically evaluates on an annual basis the CEO’s performance in relation to the individual goals and performance criteria in place for the period and in relation to overall Company performance. Based on this review, they establish an appropriate base compensation level for the next fiscal year. They also review and approve the CEO’s recommendations for executive officer compensation.

Short-term Incentive Compensation

We use short-term incentives to focus executive officers on our quarterly and annual performance plan and to reward them for achieving pre-established performance goals and strategic objectives. These short-term incentives, along with the long-term incentives, put a significant portion of each executive officer’s pay at risk, so that these incentives are only earned when we achieve key performance goals and strategic objectives.

During fiscal 2010 our CEO and each of our other named executives participated in a short term incentive compensation plan. Each executive was given a set of individual and common goals which applied for a specific period. These goals included financial objectives tied into our annual budget, individual goals related to operating or financing objectives, and goals related to personal development. Depending on their performance under the plan, each executive could earn a quarterly or annual compensation payment up to a total of 75% of base salary for our CEO and up to 50% of base salary for the other named executives. Starting with fiscal 2011, our short term incentive compensation plans will be evaluated on a fiscal year basis.

Incentive payments related to performance in fiscal 2010 under the various short term incentive plans totaled $247,500 for our CEO (Mr. Mitchell received this payment subsequent to fiscal year end), $21,502 for our Chief Financial Officer (“CFO”), and $22,500 for our General Counsel and Corporate Secretary. Certain of these payments were made subsequent to fiscal year end. This program must be re-authorized on an annual basis and is subject to cancellation at any time.

Long-Term Incentive Compensation

We provide equity-based, long-term incentives to our executive officers as part of their competitive pay package because we believe that they align the interests of the officers directly with the interests of our stockholders. We also believe that long-term incentive compensation is an important retention tool.

On October 26, 2009, pursuant to the Company’s 2009 Employee, Director and Consultant Stock Plan, the Board of Directors authorized the grant of stock options for 33,000 shares of common stock to our Chief Executive Officer, 11,500 options to our Chief Financial Officer, and 15,500 options to our General Counsel and Corporate Secretary.

Executive Benefits and Perquisites

As salaried employees, our executive officers participate in all our standard Company benefit programs. Our health and welfare plans include medical, dental, life, short-term disability and other coverages. The health and related benefits provided to executive officers are offered through broad based plans applicable to all regular full-time ETC employees. Our executive officers are also eligible to participate in the ETC Retirement Savings Plan, a qualified 401(k) plan that provides all of the executive officers with the opportunity to contribute compensation, up to the limits imposed by the Internal Revenue Code, on a pre-tax or after-tax basis. We match 100% of the first 4% of salary contributed, and this match vests in equal shares over a period of the five subsequent years. This Retirement Savings Plan is the same plan offered to all regular full-time ETC employees.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report.

THE COMPENSATION COMMITTEE

George A. Sawyer, Chairman
Stephen F. Ryan
Dr. George K. Anderson

Employment Agreements with Executive Officers

As of February 26, 2010, we have entered into employment agreements with certain employees, including the executive officers listed in the Summary Compensation Table.

Chief Executive Officer Employment Agreement

On July 24, 2006, ETC entered into an employment agreement with William F. Mitchell (the (“CEO Plan”) pursuant to which Mr. Mitchell is employed as the President and Chief Executive Officer. Mr. Mitchell also serves as the Chairman of the Board of ETC. Under Mr. Mitchell’s employment agreement, he is entitled to receive a base salary (currently $330,000), which is subject to increase annually based on a review of his performance by ETC’s

Compensation Committee. Mr. Mitchell is also entitled to receive a bonus based on a formula and targets set forth in the Executive Employment Agreement.

The term of the employment agreement was originally three years, and it has been extended for another three years (through July 24, 2012), If ETC does not renew the employment agreement for any additional three-year periods, Mr. Mitchell is entitled to terminate the employment agreement and receive certain benefits under the terms of the employment agreement including, without limitation, three years of base salary, bonuses and participation in various benefit plans. The employment agreement also provides Mr. Mitchell with three years of base salary, bonuses, and participation in various benefit plans of ETC if his employment is terminated due to a disability, by ETC without cause, or if Mr. Mitchell terminates his employment with ETC for good reason, including a change in control of ETC (other than a change of control in connection with an acquisition by Lenfest), each as defined in the employment agreement.

Other Employment Agreements

ETC has also entered into employment agreements (the “Employment Agreement(s)”) with Duane D. Deaner, our CFO, and James D. Cashel, our General Counsel and Corporate Secretary (the “Executives”). Under the Employment Agreements, the Executives each receive a base salary which is subject to increase annually based on a review of their performance. Additionally, the Executives are entitled to bonuses based on specific annual objectives tailored to their individual areas of responsibility. The term of each of the Employment Agreements is through November 1, 2011. If ETC does not renew them for additional two-year periods, each Executive is entitled to terminate their employment agreement and to receive certain benefits including, without limitation, two years of base salary, bonuses and participation in various benefit plans. The Employment Agreements also provide the Executives with two years of base salary, bonuses, and participation in various benefit plans of ETC if the Executive’s employment is terminated due to a disability, by ETC without cause, or if the Executive terminates their employment with ETC for good reason as defined in the Employment Agreement.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the compensation of our Named Executive Officers for the fiscal years ended February 26, 2010 and February 27, 2009.

									Change in
									Pension
									Value and
								Non-Equity	Nonqualified
								Compensation	Deferred
					Stock	Option		Incentive	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus		Awards	Awards		Plan	Earnings	Compensation		Total
(a)	(b)	(c)	(d)		(e)	(f)		(g)	(h)	(i)		(j)

William F. Mitchell(1)	2010	$243,000								$66,000	(4)	$395,000
Chairman of the Board,	2009	$225,000		(2)	—	$86,000	(3)	—	—	$68,000	(5)	$293,000
Chief Executive Officer,
President and Director
Duane D. Deaner(6)	2010	$115,000	$22,000	(7)						$2,000	(9)	$169,000
Chief Financial Officer	2009	$102,000	$15,000		—	$30,000	(8)	—	—	$2,000	(10)	$119,000
James D. Cashel(11)	2010	$143,000		(12)	—	$41,000	(13)	—	—	$3,000	(14)	$187,000
General Counsel, Corporate Secretary

(1)	ETC is party to an employment agreement with Mr. Mitchell, pursuant to which Mr. Mitchell serves as President and Chief Executive Officer. The terms and conditions of Mr. Mitchell’s employment agreement are summarized above under “Primary Components of Executive Compensation-Chief Executive Officer Employment Agreement.”

(2)	Mr. Mitchell received a bonus of $247,500 subsequent to fiscal year end.

(3)	On October 26, 2009 Mr. Mitchell was awarded stock options for 33,000 shares of the Company’s common stock pursuant to the Company’s 2009 Employee, Director and Consultant Stock Plan.

(4)	Consists of $60,000 paid to Mr. Mitchell in connection with ETC’s use of Mr. Mitchell’s properties, $2,000 in automobile allowance payments for Mr. Mitchell’s company car, and $4,000 in contributions on behalf of Mr. Mitchell pursuant to ETC’s Retirement Savings Plan.

(5)	Consists of $60,000 paid to Mr. Mitchell in connection with ETC’s use of Mr. Mitchell’s properties, $2,000 in automobile allowance payments for Mr. Mitchell’s company car, $3,000 in life insurance premium payments and $3,000 in contributions on behalf of Mr. Mitchell pursuant to ETC’s Retirement Savings Plan.

(6)	ETC is party to an employment agreement with Mr. Deaner, pursuant to which Mr. Deaner serves as Chief Financial Officer. The terms and conditions of Mr. Deaner’s employment agreement are summarized above under “Primary Components of Executive Compensation-Employment Agreements with Executive Officers.”

(7)	Subsequent to fiscal year end, Mr. Deaner received an additional $8,000 in bonus payments related to the Company’s performance in fiscal 2010.

(8)	On October 26, 2009 Mr. Deaner was awarded stock options for 11,500 shares of the Company’s common stock pursuant to the Company’s 2009 Employee, Director and Consultant Stock Plan.

(9)	Consists of ETC’s contribution on behalf of Mr. Deaner’s pursuant to ETC’s Retirement Savings Plan.

(10)	Consists of ETC’s contribution on behalf of Mr. Deaner’s pursuant to ETC’s Retirement Savings Plan.

(11)	ETC is party to an employment agreement with Mr. Cashel, pursuant to which Mr. Cashel serves as General Counsel and Corporate Secretary. The terms and conditions of Mr. Cashel’s employment agreement are summarized above under “Primary Components of Executive Compensation- Employment Agreements with Executive Officers.”

(12)	Subsequent to fiscal year end, Mr. Cashel received a bonus payment of $22,500 related to the Company’s performance in fiscal 2010.

(13)	On October 26, 2009 Mr.Cashel was awarded stock options for 15,500 shares of the Company’s common stock pursuant to the Company’s 2009 Employee, Director and Consultant Stock Plan.

(14)	Consists of ETC’s contribution on behalf of Mr.Cashel pursuant to ETC’s Retirement Savings Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table summarizes the equity awards held by our Named Executive Officers as of February 26, 2010.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options	Options	Price	Expiration
Name	(#) Exercisable	(#) Unexercisable	($)	Date
(a)	(b)	(c)	(e)	(f)

William F. Mitchell	—	33,000	$2.64	12/17/2019
Chairman of the Board, Chief Executive Officer, President and Director
Duane D. Deaner	2,881	—	$7.375	1/03/11
Chief Financial Officer	6,978	—	$7.24	9/15/14
	642	—	$6.07	9/21/16
		11,500	$2.64	12/17/2019
James D. Cashel		15,500	$2.64	12/17/2019
General Counsel, Corporate Secretary

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Transactions

Transactions with H.F. Lenfest prior to fiscal 2010

On February 19, 2003, ETC completed a refinancing of its indebtedness with PNC Bank and Lenfest in the aggregate amount of $29,800,000. Pursuant to the terms of the Convertible Note and Warrant Purchase Agreement, dated February 19, 2003, between ETC and Lenfest, ETC issued to Lenfest (i) a 10% senior subordinated convertible promissory note in the original principal amount of $10,000,000 and (ii) warrants to purchase

803,048 shares of common stock. As a condition to closing the financing, ETC appointed Lenfest to its Board of Directors.

On October 25, 2004, Lenfest executed a Limited Guaranty Agreement which guaranteed ETC’s $5 million Letter of Credit facility with PNC Bank, and in connection therewith, ETC issued a Stock Purchase Warrant to Lenfest pursuant to which Lenfest was entitled to purchase up to 200,000 shares of common stock at an exercise price equal to the lesser of $4.00 per share or 2/3 of the average daily high and low of common stock during the 25 day trading period immediately preceding the date of exercise.

On February 14, 2005, Lenfest exercised all of his outstanding warrants and received 1,003,048 shares of unregistered common stock and purchased an additional 373,831 shares of unregistered common stock for approximately $2 million. Shareholder approval of this transaction was received at ETC’s 2005 annual meeting.

On April 7, 2006, we entered into a Preferred Stock Purchase Agreement (the “Lenfest Equity Agreement”) with Lenfest. The Lenfest Equity Agreement, which was scheduled to terminate on October 6, 2007, permitted us to unilaterally draw down up to $15 million in exchange for shares of our newly created Series B Cumulative Convertible Participating Preferred Stock (“Series B Preferred Stock”) at a dividend equal to six percent per annum. Three years after issue the Series B Preferred Stock was convertible, at Lenfest’s request, into ETC common shares at a conversion price (the “Conversion Price”) which was set on the day of each draw down. The Conversion Price was equal to the closing price of our common stock on the trading day immediately preceding the day in which the draw down occurred, subject to a floor price of $4.95 per common share. Draw downs were not permitted on any day when the Conversion Price was less than this floor price. On the sixth anniversary of the Lenfest Equity Agreement, any issued and outstanding Series B Preferred Stock would be mandatorily converted into ETC common stock at each set Conversion Price. The Lenfest Equity Agreement also allowed us to redeem any outstanding Series B Preferred Stock any time within its six-year term of the Lenfest Equity Agreement. Any issued and outstanding Series B Preferred Stock would vote with the ETC common stock on an as converted basis. The Lenfest Equity Agreement was terminated on July 31, 2007 upon execution of the credit agreement with PNC Bank (discussed below).

In connection with the execution of the Lenfest Equity Agreement, in April 2006 we drew down $3 million by issuing 3,000 shares of Series B Preferred Stock with a Conversion Price equal to $4.95 per share. Additionally, on July 31, 2006, we drew down an additional $3 million by issuing 3,000 shares of Series B Preferred Stock at a conversion price equal to $6.68 per common share. In each instance, the proceeds were used for general corporate purposes. The Series B Preferred Stock voted with ETC’s common stock on an as-converted basis and was fully convertible into 1,055,163 shares of ETC common stock.

Effective May 9, 2007, the Company entered into a letter agreement with Lenfest pursuant to which Lenfest agreed to provide financial support to the Company in the form of a guarantee and/or provide access to funding until June 30, 2008.

On July 31, 2007, ETC completed a refinancing of its indebtedness with PNC Bank in the aggregate amount of up to $15,000,000. This refinancing by ETC was an extension of a credit facility originally entered into with PNC Bank in February 2003. ETC’s obligations under the Credit Agreement was secured by a personal guarantee from Lenfest under a Restated Guaranty, dated July 31, 2007, made by Lenfest in favor of PNC. ETC agreed to pay Lenfest an annual cash fee of 1% of the loan commitment for his guarantee.

On August 23, 2007, the Company entered into the Series C Preferred Stock Purchase Agreement (the “Series C Purchase Agreement”) with Lenfest, pursuant to which, among other things, ETC issued and sold 3,300 shares of its newly-created class of Series C Cumulative Convertible Participating Preferred Stock (“Series C Preferred Stock”) to Lenfest for $3,300,000. The proceeds from the issuance of the Series C Preferred Stock were restricted solely for use to partially fund a settlement with the U.S. Navy.

The Series C Preferred Stock was convertible by Lenfest at any time into shares of ETC’s common stock at a conversion price of $3.03 per share based on the closing price for ETC’s common stock on August 22, 2007, the trading day immediately prior to the issuance. The Series C Preferred Stock voted with ETC’s common stock on an as-converted basis and was fully convertible into 1,089,108 shares of ETC common stock. The Series C Preferred

Stock would automatically convert into ETC common shares on the fifth anniversary of its issuance. It carried a dividend equal to ten percent (10%) per annum.

ETC granted Lenfest certain demand and “piggy back” registration rights pursuant to a Registration Rights Agreement with respect to the shares of common stock issuable upon conversion of the Series C Preferred Stock.

In connection with Lenfest’s investment in the Series C Preferred Stock, ETC agreed to amend the terms of the Series B Preferred Stock to (i) increase the dividend rate to 10% per annum, (ii) provide for immediate conversion into common stock at the option of Lenfest, and (iii) to remove ETC’s right to redeem the Series B Preferred Stock.

The Series B and C Preferred Stock (the “instruments”) are recorded in the accompanying financial statements as mezzanine financing. This classification is due to the preferential redemption feature of the instruments, which provided that a change in ownership would result in a forced liquidation. A forced liquidation is considered outside the control of the Company. Therefore, the preferential treatment upon an act outside the control of the Company precluded equity treatment under the Securities and Exchange Commission Accounting Series Release (“ASR”) 268 and Topic D98.

On February 20, 2008, ETC received a proposal from an affiliate of Lenfest to purchase all of the publicly traded shares of the common stock of the Company not owned by Lenfest. On September 11, 2008, ETC was informed by Lenfest that he was withdrawing this proposal.

On March 11, 2008, ETC entered into Amendment No. 1 to Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement Amendment”) and First Amendment to Senior Subordinated Convertible Note (the “Note Amendment”) with Lenfest with respect to that certain Convertible Note and Warrant Purchase Agreement, dated as of February 18, 2003, by and between ETC and Lenfest (the “Convertible Note and Warrant Purchase Agreement”). Under the terms of the Purchase Agreement Amendment, ETC and Lenfest agreed to amend the financial covenants set forth in the Convertible Note and Warrant Purchase Agreement so that they are similar to the financial covenants contained in ETC’s credit agreement with PNC Bank, dated as of July 31, 2007. Under the terms of the Note Amendment, the maturity date of the convertible promissory note in the principal amount of $10,000,000 issued by ETC to Lenfest pursuant to the Convertible Note and Warrant Purchase Agreement was extended from February 18, 2009 to March 1, 2010. The effective date of the Purchase Agreement Amendment and the Note Amendment is February 19, 2008.

On May 20, 2008, Lenfest agreed to fund all requests by ETC for funds to support its operations through June 30, 2009, on terms and conditions to be mutually agreed upon by Lenfest and ETC, provided that ETC shall not request more than $10 million in the aggregate. All agreements would be subject to any required approvals including the approval of ETC’s shareholders and in accordance with the rules and regulations of the NYSE AMEX LLC (formerly the American Stock Exchange), if required.

Transactions with H.F. Lenfest in Fiscal 2010

Effective April 24, 2009, we entered into a transaction (the “Lenfest Financing Transaction”) with Lenfest that provided for the following upon the satisfaction of certain conditions, including the receipt of the approval of the Company’s shareholders to certain components of the transaction (as more fully described below, the “Shareholder Approvals”): (i) a $7,500,000 credit facility to be provided by Lenfest to ETC; (ii) exchange of the Subordinated Note (as defined below) held by Lenfest, together with all accrued interest and warrants issuable under the Subordinated Note, and all Series B Preferred Stock and Series C Preferred Stock held by Lenfest, together with all accrued dividends thereon, for a new class of preferred stock, Series E Preferred Stock, of the Company, the terms of which are described below; and (iii) the guarantee by Lenfest of all of ETC’s obligations to PNC Bank in connection with an increase of the existing $15,000,000 revolving line of credit with PNC Bank (the “2007 PNC Credit Facility”) to $20,000,000, and in connection with this guarantee, the pledge by Lenfest to PNC Bank of $10,000,000 in marketable securities.

Lenfest Credit Facility

As part of the Lenfest Financing Transaction, the Company established a credit facility in the maximum amount of $7,500,000 with Lenfest (the “Lenfest Credit Facility”). The Lenfest Credit Facility is to be used to finance certain government projects that ETC was and is seeking to be awarded (the “Projects”). The terms of the Lenfest Credit Facility are set forth in a Secured Credit Facility and Warrant Purchase Agreement between the Company and Lenfest, dated as of April 24, 2009 (the “Lenfest Credit Agreement”). In connection with the Lenfest Credit Agreement, the Company has executed, and will in the future execute, promissory notes in favor of Lenfest, in the aggregate principal amount of up to $7,500,000 (the “Lenfest Credit Facility Note”). Each Lenfest Credit Facility Note issued prior to ETC obtaining the Shareholder Approvals accrues interest at the rate of 15% per annum, payable in cash or, at the option of Lenfest, in shares of a new class of preferred stock, Series D Preferred Stock, of the Company, the terms of which are described below. The interest rate on the Lenfest Credit Facility Notes will decrease to 10% per annum retroactive to the date of the issuance of each note if the Company obtains the Shareholder Approvals. All Lenfest Credit Facility Notes issued after ETC obtains the Shareholder Approvals shall accrue interest at the rate of 10% per annum, payable in cash or, at the option of Lenfest, shares of Series D Preferred Stock.

In connection with the execution of the Lenfest Credit Agreement on April 24, 2009, the Company was initially entitled to drawdown $1,000,000 under the Lenfest Credit Agreement prior to obtaining the Shareholder Approvals and satisfying certain other conditions (the “Initial $1 Million Loan”). The Initial $1 Million Loan had a maturity date of five (5) business days following the Shareholder Approval Date (as defined below) (the “Initial $1 Million Loan Early Maturity Date”), unless the Company received the Shareholder Approvals, in which event the maturity date would be extended until three years from its date of issuance. Each additional Lenfest Credit Facility Note, none of which would be issued unless the Company received the Shareholder Approvals, shall mature on the earlier of (i) three years from its date of issuance or (ii) December 31, 2012.

As set forth in the Form 8-K of the Company filed on February 26, 2009, Lenfest made a loan to ETC in the principal amount of $2,000,000 on February 20, 2009 (the “$2 Million Loan”), which amount is considered advanced under the Lenfest Credit Facility. The $2 Million Loan was to be used by ETC solely to support ETC’s proposal on one of the Projects. The terms of the $2 Million Loan are set forth in a Secured Promissory Note, dated February 20, 2009, by ETC in favor of Lenfest (the “$2 Million Note”). The $2 Million Note will mature on the earlier of (i) three days following the date ETC is informed by the United States government or otherwise learns that it has been denied or will not be awarded the Project, (ii) August 20, 2009 if ETC has not obtained the Shareholder Approvals on or before the Shareholder Approval Date (the “$2 Million Loan Early Maturity Date”) or (iii) three years following the date of issuance of the $2 Million Note. The proceeds from this $2 million loan are included in restricted cash in ETC’s balance sheets as of February 27, 2009. On September 1, 2009 the Company repaid the $2 million loan in full.

Additional advances on the Lenfest Credit Facility after the Initial $1 Million Loan and the $2 Million Loan are subject to the satisfaction of certain conditions, in addition to the condition that the Shareholder Approvals have been obtained, including the award of one or more of the Projects to ETC and that at least one such Project remains in effect, the satisfaction of the other Financing Transaction Conditions described below and the determination by Lenfest, in his sole discretion, that ETC’s prospects in the long-term for reaching consistent cash flow and positive operations are continuing to improve. ETC can make requests under the Lenfest Credit Facility up to December 31, 2010.

The Company paid to Lenfest an origination fee of 1% of the committed (but not advanced as of yet) amount of the Lenfest Credit Facility. The origination fee was paid in 55 shares of new Series D Preferred Stock of the Company, which has a stated value of $1,000 per share.

In connection with each Lenfest Credit Facility Note issued by ETC, ETC agreed to issue to Lenfest a warrant to purchase a number of shares of ETC common stock equal to (i) 10% of the principal amount of the Lenfest Credit Facility Note divided by (ii) closing price of ETC common stock for the day immediately preceding the date of issuance of this warrant. The exercise price for the warrants would be equal to such closing price. The warrants would be exercisable for seven years following issuance.

With respect to the warrant to be issued in connection with the $1 Million Loan, if it was drawn down but not repaid in full on or before the Initial $1 Million Loan Early Maturity Date or if ETC did not obtain the Shareholder Approvals by July 2, 2009 (which date would be extended up to August 13, 2009 if the Securities and Exchange Commission provided comments to the Proxy Statement to be filed in connection with the transactions described herein) (the “Shareholder Approval Date”), then Lenfest will be entitled to purchase under such warrant a number of shares of ETC Common Stock equal to $500,000 divided by the closing price of ETC’s common stock for the day immediately preceding the date of issuance of the warrant, at an exercise price equal to 50% of the initial exercise price.

In addition, in connection with the $2 Million Loan, ETC issued to Lenfest a warrant (the “$2 Million Loan Warrant”) to purchase 143,885 shares of ETC common stock, at an exercise price per share equal to $1.39, which was equal to the average price of ETC common stock for the 120 trading days immediately preceding the date of this warrant. If the $2 Million Loan was not repaid in full on or before the $2 Million Loan Early Maturity Date or if ETC did not obtain the Shareholder Approvals by the Shareholder Approval Date, then Lenfest would be entitled to purchase an additional 575,539 shares of ETC stock for a total of 719,424 shares of ETC common stock under such warrant and the exercise price per share of such warrant would be decreased by 50% to $0.69 for all shares. The $2 Million Loan Warrant was amended and restated on April 24, 2009 to confirm its definition of the Shareholder Approval Date with the definition set forth in the Lenfest Credit Agreement.

The Lenfest Credit Agreement contained customary affirmative and negative covenants for transactions of this type, including limitations with respect to indebtedness, liens, investments, distributions, dispositions of assets, change of business and transactions with affiliates. The Lenfest Credit Agreement also contained financial covenants that were similar in scope to the financial covenants set forth in the proposed Amended and Restated PNC Credit Agreement (as defined below).

The Lenfest Credit Facility Notes provided for customary events of default with corresponding grace periods, including the failure to pay any principal or interest when due, failure to comply with covenants, material misrepresentations, certain bankruptcy, insolvency or receivership events, imposition of judgments and the liquidation of ETC.

The obligations of the Company to Lenfest under the Lenfest Credit Facility are secured by (i) the grant of a security interest in all personal property of the Company and certain subsidiaries of the Company and (ii) the Company’s grant of a mortgage on all of the Company’s real property in favor of Lenfest.

Exchange of Existing Instruments for Series E Preferred Stock

As part of the Lenfest Financing Transaction, the Subordinated Note in the original principal amount of $10,000,000 issued by ETC to Lenfest on February 18, 2003, together with all accrued interest and warrants issuable pursuant to the terms of the Subordinated Note, and all Series B Preferred Stock and Series C Preferred Stock of the Company held by Lenfest, together with all accrued dividends thereon, was exchanged (the “Series E Exchange”) for shares of a newly-created class of Series E Convertible Preferred Stock of the Company (the “Series E Preferred Stock”). The Series E Exchange was conditioned upon ETC’s receipt of the Shareholder Approvals. Accordingly, the Company was not able to complete the Series E Exchange unless the Company obtains the Shareholder Approvals.

The Series E Preferred Stock provides for a dividend equal to 10% per annum. The dividend will be payable on the liquidation of ETC, on the conversion of the Series E Preferred Stock or following declaration by the Board of Directors of ETC. Upon liquidation, dissolution or winding up of ETC, the Series E Preferred Stock will have the right to receive the original investment amount plus accrued dividends. To the extent of any remaining funds or assets, the Series E Preferred Stock will participate on an as-converted basis in additional distributions. The Series E Preferred Stock will rank pari passu with the Series D Preferred Stock. Assuming that ETC’s shareholders approve the Lenfest Financing Transaction, the Series E Preferred Stock will vote with the ETC common stock on an as converted basis on all matters that require the vote of ETC’s shareholders.

The Series E Preferred Stock is convertible, at Lenfest’s request, into shares of ETC common stock at a conversion price equal to $2.00 per common share.

The Series E Preferred Stock contains anti-dilution protection for issuances of ETC’s common stock or securities convertible into ETC’s common stock at prices below the conversion price of the Series E Preferred Stock.

ETC has granted Lenfest demand and “piggy back” registration rights pursuant to a Registration Rights Agreement with respect to the shares of common stock issuable upon conversion of the Series E Preferred Stock.

The Series E Preferred Stock is classified in the Company’s balance sheet as permanent equity.

Increased PNC Bank Credit Facility and Issuance of New Guarantee

On April 24, 2009, PNC Bank agreed to increase the amount of financing available under the 2007 PNC Credit Facility from $15,000,000 to $20,000,000 subject to the condition that Lenfest continues to personally guaranty all of ETC’s obligations to PNC Bank (the “Lenfest Guaranty”) and that Lenfest pledges $10,000,000 in marketable securities as collateral security for his guaranty (the “Lenfest Pledge”). Lenfest’s obligation to provide the Lenfest Guaranty and the Lenfest Pledge is conditioned upon the Company’s receipt of the Shareholder Approvals.

The terms of PNC Bank’s agreement to increase the amount of financing under the 2007 PNC Credit Facility are set forth in a letter agreement, dated April 24, 2009, between ETC and PNC Bank (the “PNC Letter Agreement”). If the Shareholder Approvals are obtained, ETC and PNC Bank agreed to enter into the Amended and Restated Credit Agreement (the “Amended and Restated PNC Credit Agreement”) and the Second Amended and Restated Reimbursement Agreement for Letters of Credit (the “Amended and Restated Reimbursement Agreement”) in the forms attached to the PNC Letter Agreement. The promissory note executed by ETC in favor of PNC Bank in connection with the 2007 PNC Credit Facility would also be cancelled and replaced with the Amended and Restated Promissory Note in the principal amount of $20,000,000 in the form attached to the PNC Letter Agreement (the “Amended and Restated PNC Note”). Lenfest would execute and deliver to PNC Bank the following agreements, the forms of with are attached to the PNC Letter Agreement: (i) an Amended and Restated Guaranty Agreement, which would replace the Restated Guaranty executed by Lenfest in connection with the 2007 PNC Credit Facility (the “Amended and Restated Guaranty”), (ii) a Pledge Agreement, pursuant to which Lenfest shall make the Lenfest Pledge, and (iii) a Notification and Control Agreement. Such agreements, together with the Amended and Restated PNC Credit Agreement, the Amended and Restated Reimbursement Agreement and the Amended and Restated PNC Note are collectively referred to herein as the “2009 PNC Financing Documents”.

In the event that the Shareholder Approvals were not obtained or ETC and Lenfest fail to enter into the 2009 PNC Financing Documents on or before August 6, 2009, PNC Bank would no longer be obligated to enter into such agreements and increase the amount of financing available to ETC to $20,000,000.

Borrowings under the Amended and Restated PNC Credit Agreement are available for working capital or other general business purposes and for issuances of letters of credit. Amounts borrowed under the Amended and Restated PNC Credit Agreement may be borrowed, repaid and reborrowed from time to time until June 30, 2010. Borrowings made under the Amended and Restated PNC Credit Agreement will bear interest at the London Interbank Offered Rate (as described in the Amended and Restated PNC Note) plus 2.50%. Additionally, ETC will be obligated to pay a fee of 0.125% per annum for unused available funds.

The Amended and Restated PNC Credit Agreement contains affirmative and negative covenants that are customary for transactions of this type, including limitations with respect to indebtedness, liens, investments, distributions, dispositions of assets, change of business and transactions with affiliates. Under the Amended and Restated PNC Credit Agreement, the Company must maintain a minimum Consolidated Tangible Net Worth (which, as defined, is total assets excluding intangibles less liabilities excluding the Subordinated Note) of $3,500,000 for each fiscal quarter. Under the Amended and Restated PNC Credit Agreement, the Company must also maintain a minimum EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of (a) $300,000 for the fiscal quarter ended May 31, 2009, (b) $1,200,000 for the fiscal quarter ended August 31, 2009, (c) $1,000,000 for the fiscal quarter ended November 30, 2009, (d) $900,000 for the fiscal quarter ended February 28, 2010 and (e) $1,300,000 for the fiscal quarter ending March 1, 2010 and thereafter.

The Amended and Restated Reimbursement Agreement governs letters of credit issued pursuant to the Amended and Restated PNC Credit Agreement.

All of ETC’s indebtedness to Lenfest shall be subordinated to the indebtedness under the 2009 PNC Financing Documents pursuant to the terms of the Second Amended and Restated Subordination and Intercreditor Agreement, dated April 24, 2009, by and among the Company, Lenfest and PNC Bank.

Financing Transaction Conditions

Additional advances under the Lenfest Line of Credit, the Series E Exchange and Lenfest’s execution of the Lenfest Guaranty are subject to certain conditions (the “Financing Transaction Conditions”). These conditions include (i) shareholder approval of an increase in the number of authorized shares of the Company from 20,000,000 to 50,000,000, (ii) shareholder approval of the Series E Exchange, and (iii) shareholder approval of the restoration of Lenfest’s voting rights with respect to all preferred and common shares owned by Lenfest currently or issuable to Lenfest as part of the Lenfest Financing Transaction (collectively, the “Shareholder Approvals”). These conditions also include the amendment of existing employment agreements between ETC and certain ETC employees to amend certain change in control provisions. Pursuant to a Shareholders Voting Agreement, dated April 24, 2009, William F. Mitchell, Sr. has agreed to vote all of his shares of ETC common stock in favor of the Shareholder Approvals.

Shareholder Approvals

ETC obtained the Shareholder Approvals on July 2, 2009. As a result, the 2009 PNC Financing Documents were entered into, and ETC paid to Lenfest an origination fee equal to 1% of the Lenfest Pledge and annual interest equal to 2% of the Lenfest Pledge, each payable in shares of Series D Preferred Stock. In consideration of Lenfest entering into the Amended and Restated Guaranty, ETC issued to Lenfest warrants to purchase shares of ETC common stock equal to 10% of the amount of the $5,000,000 increase in funding available under the Amended and Restated PNC Credit Agreement. The warrants will be exercisable for seven years following issuance at an exercise price per share equal to the closing price of ETC’s common stock on the day prior to issuance.

Series D Preferred Stock

ETC has created a new class of Series D Preferred Stock. The Series D Preferred Stock was issued for payment of the origination fee and interest on the Lenfest Credit Facility Notes as described above. The Series D Preferred Stock provides for a dividend equal to 10% per annum. The dividend will be paid on the liquidation of ETC, on the conversion of the Series D Preferred Stock or following declaration by the Board of Directors of ETC. Upon liquidation, dissolution or winding up of ETC, the Series D Preferred Stock will have the right to receive the original investment amount plus accrued dividends. To the extent of any remaining funds or assets, the Series D Preferred Stock will participate on an as-converted basis in additional distributions. The Series D Preferred Stock ranks pari passu with the Series E Preferred Stock. The Series D Preferred Stock votes with the ETC common stock on an as converted basis on all matters that require the vote of ETC’s shareholders.

The Series D Preferred Stock is convertible, at Lenfest’s request, into ETC common shares at a conversion price equal to the fair market value of ETC’s common stock on the date of issuance.

The Series D Preferred Stock contains anti-dilution protection for issuances of ETC’s common stock or securities convertible into ETC’s common stock at prices below the conversion price of the Series D Preferred Stock.

ETC has granted Lenfest demand and “piggy back” registration rights pursuant to a Registration Rights Agreement with respect to the shares of common stock issuable upon conversion of the Series D Preferred Stock.

The Series D Preferred Stock is classified in the Company’s balance sheet as permanent equity.

First Amendment to Amended and Restated PNC Credit Agreement

On October 1, 2009, the Amended and Restated PNC Credit Agreement was amended to extend the maturity date to June 30, 2011. Additionally, the affirmative covenants were adjusted. The Consolidated Tangible Net Worth covenant was modified to reflect the impact on the Company’s balance sheet of the Lenfest Financing Transaction. Effective with each fiscal quarter ending after October 1, 2009, the Company must maintain a minimum Consolidated Tangible Net Worth of at least $10,000,000. The Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenant was changed to a minimum of $1,200,000 for the fiscal quarter ended August 28, 2009, and $1,000,000 for the fiscal quarter ended November 27, 2009. Beginning with the first fiscal quarter ending after December 1, 2009, and for each fiscal quarter ending thereafter, the Company must maintain a minimum aggregate EBITDA of $4,000,000 for the fiscal quarter then ending and the three preceding fiscal quarters.

Dedicated Line of Credit Agreement with PNC Bank

On November 16, 2009, the Company and PNC Bank entered into a Letter Agreement, Reimbursement Agreement, Pledge Agreement, and Amendment to Subordination Agreement (collectively, the “Dedicated Line of Credit Agreement”), pursuant to which the Company has received a committed line of credit in the amount of $5,422,405 (the “Line of Credit”) which the Company used to satisfy performance bond and repayment guarantee requirements in a contract with an existing customer. Use of this dedicated line of credit is restricted to funding contract requirements under this specific contract.

As security for this line of credit, ETC and H.F. Lenfest were each required to provide PNC Bank with the equivalent of $2,711,000 in the form of cash or other financial instruments. To meet this requirement, ETC has deposited cash in this amount in a restricted bank account with PNC Bank. H.F. Lenfest has guaranteed the Company’s obligations under the Dedicated Line of Credit Agreement, and has pledged to PNC Bank $2,711,000 in certificated securities. On March 30, 2010 ETC placed additional cash funds with PNC Bank, and subsequent to fiscal year end Lenfest’s guarantee was terminated and his securities were returned.

Repurchase and Retirement of Series E Preferred Stock

On March 10, 2010, ETC entered into an agreement with H.F. Lenfest to repurchase and retire 1,000 shares of Series E Preferred Stock owned by Lenfest. The repurchase price was the stated price of $1,000.00 per share, or $1,000,000 in the aggregate.

On August 12, 2010, ETC entered into a second agreement with H.F. Lenfest to repurchase and retire 500 shares of Series E Preferred Stock owned by Lenfest. The repurchase price was the stated price of $1,000.00 per share, or $500,000 in the aggregate.

Other Related Party Transactions

ETC purchases industrial products from Industrial Instruments Corp. which is owned by Christine and Charles Walter, the daughter and son-in-law of William F. Mitchell, Sr., ETC’s President and Chief Executive Officer. During fiscal 2010 the Company purchased $626,000 from Industrial Instruments. ETC also rents office space to Industrial Instruments at ETC’s corporate headquarters. During fiscal 2010, Industrial Instruments paid to ETC rent in the amounts of $5,000.

ETC purchases travel accommodations from Jet Set, a company that employs Kathleen Mahon, the daughter of Mr. Mitchell, Sr. During fiscal 2010, ETC purchased travel through Jet Set totaling $317,000, and Ms. Mahon received approximately $9,000 from her employer in commissions on account of such purchases. Ms. Mahon is also engaged by ETC as a consultant to review expense reports submitted by Company employees. During fiscal 2010, Ms. Mahon received $17,000 in consideration of such services.

ETC also employs William F. Mitchell, Jr., the son of Mr. Mitchell, as its Vice President, Contracts/Purchasing, and David Mitchell, the son of Mr. Mitchell, as its Business Unit Manager for Sterilizers. In fiscal 2010, William F. Mitchell, Jr., received $134,000 and David Mitchell received $132,000 in compensation from ETC.

Review, Approval or Ratification of Transactions with Related Parties

We have not adopted any formal policies or procedures for the review, approval or ratification of certain related-party transactions. However, such transactions, if and when they are proposed or have occurred, have traditionally been, and will continue to be, reviewed by our Audit Committee on a case-by-case basis. The Audit Committee may consider any relevant factors when reviewing the appropriateness of a related-party transaction, including, but not limited to, the following: (i) the importance of the transaction to ETC; (ii) the amount involved in the proposed transaction; (iii) the specific interest of the director or executive officer (or immediate family members of same) in the proposed transaction; and (iv) the overall fairness of the terms of the transaction to ETC.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. The rules of the SEC regarding the filing of Section 16(a) reports require that we disclose “late filings” of Section 16(a) reports.

Based solely on our review of the copies of such forms which we received, or written representations from reporting persons that no Section 16(a) reports were required for those persons, Messrs. Mitchell and Anderson had one late filing each. We believe that our greater than ten percent beneficial owners complied with all applicable filing requirements.

INDEPENDENT PUBLIC ACCOUNTANTS

Under the Company’s Bylaws and the Charter of the Audit Committee of the Board of Directors, authority to select the Company’s auditors rests with the Audit Committee of the Board of Directors. Such selection is made through the formal act of the Audit Committee. It has not been and is not the Company’s policy to submit selection of its auditors to the vote of the shareholders because there is no legal requirement to do so.

Principal Accountant

Friedman LLP was the Company’s auditor for the fiscal year ended February 26, 2010. A representative of Friedman LLP is expected to attend the Annual Meeting. That representative will have an opportunity to make a statement at the Annual Meeting if he desires to do so and will be available to respond to appropriate shareholder questions.

Accounting Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm, Friedman, LLP for professional services rendered. The fees include charges for quarterly financial statement reviews and the annual audit, employee benefit plans, and tax services for the fiscal years ended February 26, 2010 and February 27, 2009.

	FY 2010	FY 2009

Audit fees	$182,512	$240,780
Audit related fees(1)	20,472	19,048

Audit and audit related fees	202,984	259,828
Tax fees(2)	12,925	24,212

Total fees	$215,909	$284,040

(1)	Audit related fees consist of fees related to review of the Lenfest transaction (fiscal 2009) and employee benefit plan audits.

(2)	Tax fees consist of tax compliance services and other consultations on miscellaneous tax matters.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

The Company’s 2011 Annual Meeting of Shareholders is expected to be held on or about September 24, 2011.

Proposals which shareholders desire to have included in the Proxy Statement for the 2011 Annual Meeting of Shareholders must conform to the applicable rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received in writing at the Company’s executive offices, 125 James Way, County Line Industrial Park, Southampton, Pennsylvania 18966 on or before July 30, 2011.

In accordance with Section 4.03(a)(i) of the Company’s Bylaws, shareholders may nominate candidates for election as Director by submitting nominations in writing to the Secretary of the Company no later than the close of business on the twentieth business day immediately preceding the date of the annual shareholders meeting.

Any such proposal must also comply with the other provisions contained in our Bylaws relating to shareholder proposals.

Notice of a proposed item of business must include:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting this business at the Annual Meeting;

•	any material interests of the shareholder in this business;

•	the shareholder’s name and address as it appears in ETC’s records; and

•	the number of shares of common stock beneficially owned by the shareholder.

Any Director nomination by a shareholder must include the following information about the nominee:

•	name;

•	age;

•	business and residence address;

•	principal occupation or employment;

•	the number of common shares beneficially owned by the nominee;

•	the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of Directors; and

•	a signed consent of the nominee to serve as a Director of Environmental Tectonics Corporation, if elected.

OTHER MATTERS

The Company knows of no other business which will be presented for consideration at the Annual Meeting. However, if other matters come before the Annual Meeting, it is the intention of the proxy holders to vote upon such matters as they, in their discretion, may determine.

The Company’s Annual Report for the fiscal year ended February 26, 2010 is enclosed. Each person solicited hereunder can obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2010, as filed with the Securities and Exchange Commission on May 27, 2010, without charge by sending a written request to Environmental Tectonics Corporation, 125 James Way, County Line Industrial Park, Southampton, Pennsylvania 18966, Attention: James D. Cashel, Corporate Secretary. In addition, the Company’s Annual Report on Form 10-K is accessible on the Internet at the Company’s website located at www.etcusa.com and at the Securities and Exchange Commission’s website located at www.sec.gov.

ANNEXES

Annex A Audit Committee Charter of Environmental Tectonics Corporation

Annex A

AUDIT COMMITTEE CHARTER
of Environmental Tectonics Corporation

The Board of Directors of Environmental Tectonics Corporation (“ETC” or the “Company”) has established an Audit Committee (the “Committee”) with authority, responsibility, and specific duties as described below.

Purpose

The Committee assists ETC’s Board of Directors in fulfilling its fiduciary oversight responsibilities relating to ETC’s financial statements, accounting policies, the adequacy of disclosures, compliance with legal and regulatory requirements, the financial reporting process, the systems of internal accounting and financial controls, and the sufficiency of relevant financial auditing. The Committee also maintains oversight of ETC’s Retirement Savings Plan.

The Committee is responsible for evaluating the quality, independence, and objectivity of the independent auditors and internal auditors. The Committee has the ultimate authority and responsibility to evaluate and appoint the independent auditors, determine their compensation, and, if appropriate, to terminate the independent auditors.

In discharging its oversight role, the Committee is granted the authority to investigate any activity of the Company and its subsidiaries. If the Committee determines that additional expertise is required in order to fulfill its responsibilities, the Committee is empowered to retain and compensate persons or firms as necessary to assist the Committee in fulfilling its responsibility.

Membership

The Committee shall consist of at least three members who at all times shall be members of the Board of Directors, all of whom, individually and as a group, meet all applicable independence and experience qualifications as required by law, including without limitation, the Securities Exchange Act of 1934, as amended, and any regulations promulgated thereunder, as well as the requirements of any other principal securities exchange or market on which the Company’s common stock may be listed or approved for trading from time to time. The members of the Committee shall be appointed by annual resolution of the Board of Directors.

Meetings

The Committee will meet quarterly, and at least four times each year, with additional meetings as necessary to fulfill its responsibilities.

Minutes

Minutes of each meeting will be prepared and approved by the Committee prior to submission to the full Board. Minutes of all meetings shall be maintained in the Corporate Record Book.

Specific Duties

The following are the principal recurring duties of the Committee:

1. Select, and retain the services of, the Company’s independent auditor, and terminate their services when appropriate.

2. Confirm and assure the independence of the independent auditor as required by law and requirements of any other principal securities exchange or market on which the Company’s common stock may be listed or approved for trading from time to time by, among other things, the following:

•	Request from the independent auditors at least annually a formal written statement delineating all relationships between the auditors and the Company, consistent with applicable requirements of the

Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence.

•	As deemed necessary, discuss with the independent auditors any such disclosed relationships and their impact on the auditors’ independence, and take any remedial action deemed necessary to satisfy itself of the auditors’ independence.

3. Consider, in consultation with the independent auditor, the audit scope and plan of any audit to assure completeness of coverage, reduction of redundant efforts, and the effective use of appropriate resources and expertise.

4. Consider and review with Company management and the independent auditor, the results of annual audits and related comments, including but not limited to the following:

•	Any significant changes required in the independent auditor’s audit plans.

•	Significant findings during the year, including the status of previous audit recommendations.

•	Any difficulties encountered in the course of audit work, including any restrictions on the scope of audit activities or access to required information.

•	Any disagreements with management encountered during the course of the audit.

•	Other matters related to the conduct of the audit which are to be communicated to the Committee under Generally Accepted Auditing Standards.

5. Review and discuss with management, the internal auditors, and the independent auditors, collectively or in separate executive sessions, the adequacy and effectiveness of the Company’s internal accounting and financial controls, the quality of the financial and accounting personnel, and any relevant recommendations and management’s responses thereto.

6. Inquire of Company management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

7. Review with Company Counsel or other legal counsel legal and regulatory matters which may have a material impact on the Company’s financial statements, compliance policies and programs

8. As deemed necessary, inquire of Company management, the independent auditors, and the internal auditors with respect to established standards of corporate conduct and performance.

9. Establish procedures for the confidential and anonymous receipt and treatment of complaints regarding the Company’s accounting, internal controls, and audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

10. Review the interim financial statements with management and the independent auditors, collectively or in separate executive sessions, prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters that are required to be communicated to the Committee by the independent auditors in accordance with applicable auditing standards. The Chairman of the Committee may represent the entire Committee for the purposes of this discussion.

11. Review with management and the independent auditors, collectively or in separate executive sessions, the financial statements to be included in the Company’s Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the consistency of accounting policies, unusual transactions, the reasonableness of significant estimates and judgments, the clarity and completeness of the disclosures in the financial statements, and any other matters required by applicable auditing standards.

12. Recommend to the Board of Directors whether the audited financial statements are satisfactory to be included in the Company’s Annual Report on Form 10-K.

13. Review and evaluate, in consultation with the independent auditor, the financial condition of the Company’s 401(k) Retirement Savings Plan.

14. Report periodically to the Board of Directors on significant results of the foregoing activities.

15. Prepare an annual report for inclusion in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission.

16. At least annually, review and reassess the Committee’s charter, and, if appropriate, recommend changes to the Board.

17. Perform such other duties required to be performed by the Committee pursuant to law, as well as the requirements of any principal securities exchange or market on which the Company’s common stock may be listed or approved for trading from time to time.

18. Perform other duties as the Board of Directors may from time to time assign to it.

Approved by the Board of Directors Environmental Tectonics Corporation
February 19, 2010

ANNUAL MEETING OF SHAREHOLDERS OF
ENVIRONMENTAL TECTONICS CORPORATION
September 24, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The notice of Annual Meeting, Proxy Statement and Proxy Card are available on our website at http://www.etcusa.com.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 20600000000000001000 1	092410

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted “FOR” each of the proposal set forth on the reverse side. In their discretion, the proxies are each authorized to vote upon any and all other matters that may properly be brought before the Annual Meeting and at any and all adjournments or postponements thereof. A shareholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed postage-paid envelope.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF ENVIRONMENTAL TECTONICS CORPORATION.

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O George K. Anderson, M.D. O H. F. Lenfest O William F. Mitchell O Stephen F. Ryan O George A. Sawyer O Winston E. Scott

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
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Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ENVIRONMENTAL TECTONICS CORPORATION
ANNUAL MEETING TO BE HELD ON September 24, 2010
PROXY SOLICITED ON BEHALF OF ETC BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints Duane D. Deaner and James D. Cashel, or either of them acting singly, as proxies of the undersigned, with full power to act without the other and with full power of substitution in each, and hereby authorizes each of them to represent and to vote all shares of common stock of Environmental Tectonics Corporation, a Pennsylvania corporation (the "Company"), which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the executive offices of the Company, 125 James Way, County Line Industrial Park, Southampton, Pennsylvania, on September 24, 2010, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present. The proxies are authorized to vote as indicated herein upon the matters set forth herein and in their discretion upon all other matters that may properly come before the Annual Meeting.
(Continued and to be signed on the reverse side.)

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